UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 21, 2012

Islet Sciences, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-34048	87-0531751
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

641 Lexington Avenue, 6th Floor
New York, New York 10022
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:  (858) 699-8313.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 21, 2012, Dr. Jonathan Lakey was appointed as a director of the Company.

Dr. Jonathan Lakey, age 48, has had a long history in cell and tissue transplantation with a focus on diabetes and islet transplantation. He has been an associate professor at the Department of Biomedical Engineering, Henry Samueli School of Engineering, University of California, Irvine since 2010, and associate professor at the Department of Surgery, University of California, Irvine since 2008. From 2006 to 2008, Dr. Lakey was the president and chief scientific officer of MicroIslet Inc., a publicly traded company engaged in the development of treatment for diabetes. He is a former Director of the Comprehensive Tissue Bank. His contributions and partnership with Dr. James Shapiro led towards the improvement of islet isolation techniques and the development of the “Edmonton Protocol” for patients with Type 1 diabetes, a recognized major advancement in the treatment of diabetes. He has been awarded research grants and awards for diabetes and transplantation research from the Alberta Heritage Foundation for Medical Research (AHFMR), Canadian Diabetes Association and the Juvenile Diabetes Foundation International (JDFI). Dr. Lakey is widely sought after as a speaker in the field of diabetes islet transplantation and regulatory standards of cell and tissue transplantation. He has been widely published with over 250 referred scientific papers, 26 book chapters, submitted over 500 scientific abstracts, and has recently published a technical book on islet isolation. Among his proudest achievements, Dr. Lakey and his team have successfully trained over 40 islet transplant centers worldwide in replicating the Edmonton Protocol, resulting in diabetic patients being freed from exogenous insulin injections. He sits on editorial boards of several diabetes and transplantation journals, reviews manuscripts for several journals, and has served as a Councilor for Cell Transplant Society. He graduated from the University of Alberta (BSc, MSc, PhD) and received postdoctoral training in Indianapolis and Seattle before returning to establish his research program at the University of Alberta. We believe that Dr. Lakey’s qualifications and his extensive scientific experience in the development of treatments for diabetes provide a unique perspective for our board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Islet Sciences, Inc.

Dated: June 27, 2012	By:	/s/ John Steel
John Steel
Chief Executive Officer